Exhibit 4.45

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information the issuer both customarily and actually treats as private and confidential.

MASTER SUPPLY AGREEMENT

This Master Supply Agreement (this “Agreement”) is made retroactively effective as of July 1st, 2025 (the “Effective Date”), by and between

SEALSQ France SAS, a French company organized and existing under the laws of France, having its principal office at Arteparc de Bachasson, bat A., rue de la Carrière de Bachasson, 13590 Meyreuil, France (the “Customer” or “SealSQ”); and

PRESTO ENGINEERING France SAS, a French company organized and existing under the laws of France, having its registered office at Arteparc de Bachasson, bat A., rue de la Carrière de Bachasson, 13590 Meyreuil, France (the “Company” or “Presto Engineering”).

The Customer and the Company are each referred herein as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, the Parties entered into a Service Level Agreement on June 30th, 2015 (the “Service Level Agreement”), as amended, whereby the Company (formerly Presto Engineering HVM) agreed to provide Customer (formerly WiseKey Semiconductors and Inside Secure) with services for new products introduction and services for supply management.

WHEREAS, the Company terminated the Service Level Agreement with effect as of December 31, 2024. However, the Parties have agreed to extend the term of the Service Level Agreement until June 30st, 2025, for purposes of finalizing their negotiation of this Master Supply Agreement.

WHEREAS, the Parties desire to ensure the continuity of the Services and to review the conditions of their relationship to reflect the overall economic outcome of their commercial agreement.

NOW THEREFORE, in consideration of the mutual promises herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Definitions
1.1	“Acknowledgement” means a Company-issued acknowledgment of receipt of a Purchase Order that includes delivery date(s).
1.2

“Affiliate(s)” means any corporation, association or other entity that directly or indirectly controls, is controlled by or is under common control with the Parties. Solely for purposes of this definition, the term “Control” means direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock or income interest in such corporation or other business entity. Such corporation or other business entity shall be deemed to be an Affiliate so long as such beneficial ownership or control exists.

PRESTO ENGINEERING - MASTER SUPPLY AGREEMENT - CONFIDENTIAL

1.3

“Consigned Material” means all material and components purchased by Customer and consigned to the Company’s premises in order to perform the production or engineering Services. For the avoidance of doubt, Consigned Material excludes any material and components consigned by Customer at Company’s suppliers in accordance with an agreement between Customer and Company’s suppliers. A list of Consigned Material is set forth in Appendix B.

1.4

“Custom Production Tooling” means Product-specific hardware necessary for the production of the Products, including but not limited to probe card, load boards and handler kit. All Custom Production Tooling is custom in accordance with the specifications of the Customer. Generic Production Tooling and Consigned Material are excluded from this definition.

1.5

“Forecast” means a Customer-issued production forecast (as governed by Section 4) that uses standard format provided in Appendix D, and which includes Product reference(s) and requested quantities per month.

1.6

“Generic Production Tooling” means commonly used non-product-specific hardware, standard to manufacturing and test equipment functionality such as Prober Interface Board, Tester Interface Board, Calibration Board or kit, adaptation mechanical kit. Consigned Material is excluded from this definition.

1.7

“Lead Time” means the elapsed time between the receipt by Company of a Validated Purchase Order for NPI Services or for SCM Services and the delivery of such Service(s) by Company, as specified in the relevant PrD or SOW. Unless agreed otherwise between the Parties, Lead Times are provided on an indicative basis and may be reasonably modified by Company after information to Customer taking its capacity and/or material shortage into account and upon prior written notice to the Customer.

1.8	“Minimum Order Quantity” (“MOQ”) means the annual minimum quantity of a given Product or Service that Customer shall order.
1.9	“PrD” means the Product description as set out in the Appendix B.
1.10	“Price” means Services price as defined in SOW and as governed by Section 3.
1.11	“Products” means the individual integrated circuit devices produced and delivered to Customer in accordance with the PrD and the Specifications therein.
1.12	“Prohibited Use” means any nuclear weapons-related activities, chemical or biological activities, or missile activities.
1.13	“Purchase Order” means a Customer-issued order referencing either a Quote or this Agreement and that includes a description of the Service(s), quantity, Price and requested delivery date(s).
1.14	“Purchased Material” means all material and components purchased by Company to meet the requirements of the Customer Forecast, inclusive of all supplier Minimum Order Quantities.

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1.15	“Quote” means a Company-issued quotation for Product(s) or Service(s) to supply, including a reference to the PrD/SOW, quantity, Price and delivery or Lead Time, along with a validity period.
1.16	“Specifications” means the technical specifications for the Products specified in the PrD or the specifications for the Services specified in the SOW.
1.17

“Statement of Work” or “SOW” means the document which describes the Services as available in the Appendix B including Prices; Lead Time; Purchased Material; Custom Test Equipment and Custom Production Tooling.

1.18	“Technical Data” means recorded information maintained by Company pursuant to this Agreement that relates to the performance of the Services:

-

[***]

1.19

“Test Equipment” means all testing machines necessary to execute the production Services required listed in the PrD or SOW, including but not limited to testers, handlers wafer probers, to the exclusion of Custom Production Tooling or Generic Production Tooling. Test Equipment are generic or custom Test Equipment. For the purposes of this definition, “Custom Test Equipment” means defined assembly or sub-assembly of testing machines specifically procured and/or designated for the sole purpose of the production Services and exclusively for the Product, as listed in the PrD or SOW. Generic and Custom Test Equipment (and ownership of Custom Test Equipment) are listed in the Appendix B.

1.20	“Validated Purchase Order” means any Purchase Order placed by Customer expressly validated by the Company in accordance with Section 4.
2.	Services

The Customer hereby retains the Company to provide the services as described in the SOW appended to this Agreement and requested by the Customer hereunder (the “Services”).

During the Term of the Agreement, the Parties may enter into additional SOW or PrDs and/or update or modify any such SOW or PrD from time to time. Each such additional SOW/PrD or any update or modification thereof shall be signed by the authorized representatives of each Party in order to come into effect, and each such SOW/PrD, update or modification shall become integrated into this Agreement on such signing and each reference herein to the SOW/PrD shall include additional SOW/PrDs, updates or modifications of any SOW/PrD.

Reference to this Agreement shall include the terms and conditions herein, all SOW/PrDs (including updates and modifications thereof) and any other documents regarding the subject matter hereof signed by the Parties.

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Company shall use best efforts to provide the Services as of the Effective Date, in the Lead Time expressly included in the SOW and/or in the Validated Purchase Order. Any delay beyond the agreed Lead Time shall be promptly communicated to Customer, along with a corrective action plan.

3.	Pricing
3.1	Prices are specified in the SOW and are firm during the Term. Notwithstanding Section 5.1 and the foregoing:
(i)	Prices have been defined in the SOW according to the [***] Forecast provided by Customer at the signature date of this Agreement.
(ii)	[***][•]
(iii)

Company will invoice the monthly MOQ amount in USD and payable in USD as per the agreed pricing (the “Monthly SCM Services Amount”) based on the Base Rate, defined as the ECB EUR/USD reference rate published as of the Effective Date (the “Base Rate”). However, Prices for SCM Services will be subject to variation based on the EUR/USD conversion rate during the Term as follows:

a.

Each end of the month of a contractual year, the Parties will record the Monthly SCM Services Amount re-evaluated based on the monthly average ECB EUR/USD exchange rate, as published by the ECB (the “Monthly ECB Rate”). Said re-evaluated amount shall hereafter be referred to as the “Monthly Re-evaluated SCM Services Amount”.

Along with the last invoice of the contractual year, or as the case may be, the final MOQ invoice (as per Section 7.4 below), the Parties will calculate the sum of the Monthly Re-Evaluated SCM Services Amounts over the contractual year (“Annual

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Re-Evaluated SCM Services Amount”). [***]

b.	The adjustment shall apply as follows:

[***]For reference, the Base Rate is the ECB EUR/USD reference rate published on the Effective Date, which is: [***].

(iv)	[***]
3.2	The Parties acknowledge and agree that pricing information provided by either Party to the other shall be deemed Confidential Information (defined hereinafter).

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4.	Forecasts, Quoting and Orders
4.1

During the Term, at the beginning of each concerned contractual year, Customer shall issue an annual Purchase Order for SCM and NPI sustaining Services corresponding to the applicable MOQ, in accordance with this Agreement. The Purchase Order related to the MOQ is hereby deemed accepted by Company and is therefore a Validated Purchase Order. Applicable MOQ is stated in the PrD or SOW.

4.2

Any additional Purchase Orders above MOQ and any Purchase Orders for NPI Services submitted by Customer shall be subject to Company’s prior acceptance. Upon acceptance of the Purchase Order by Company, a Validated Purchase Order for the Services shall exist between Company and Customer in accordance with this Agreement.

4.3

Customer shall issue to Company a monthly, rolling, twelve (12) month (or more) Forecast for each of the Products, to be updated and re-issued in writing before the 20th of every month, beginning on the 20th Day of the month after the Effective Date of this Agreement. The [***] Forecast constitute the reference for the Supply Chains Indicators defined in Appendix B.

4.4

For each contractual quarter, Company will use best efforts (obligation of means; obligation de moyen renforcée) to allocate and maintain sufficient capacity and resources to provide a quantity of SCM and NPI sustaining Services [***]. In case of additional Purchase Orders above MOQ, the Parties will define in good faith in the concerned Validated Purchase Order the quantity to be used as a reference for the allocation and maintenance of capacity and resources by Company.

4.5	Rescheduling of Validated Purchase Order is governed by Section 5. Custom Production Tooling orders are noncancelable.
4.6	Without prejudice to Section 5.3 and 5.4 relative to Hold Requests for NPI and sustaining engineering Services, Validated Purchase Orders for said engineering Services are noncancelable.

5.Holds and Cancellations

5.1	Neither Party shall be entitled to cancel or change in any manner the Validated Purchase Orders, unless otherwise authorized in writing by the other Party .
5.2

Notwithstanding Section 5.1, Customer shall have the right to submit a written request to temporarily suspend [***] of a Validated Purchase Order (“Hold Request”). In such case, Company shall accept the Hold Request, subject to the terms set out in this Section 5.

5.3	Hold Request for engineering Services (NPI).
5.3.1	Customer shall justify in writing any Hold Request for engineering Services (NPI) and shall bear any reasonable and reasonably evidenced costs related to this Hold Request.
5.3.2	Upon receipt of Customer’s Hold Request, Company shall:
(i)	Promptly evaluate the feasibility of implementing the requested hold;

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(ii)	Provide written notice of acceptance or rejection, including specific grounds for any rejection, within [***] days of receipt; and
(iii)	If accepted, implement reasonable measures to suspend order fulfillment activities without prejudice to Customer’s interests.
5.3.3	Company may reject a Hold Request:
5.3.3.1	if the Hold Request is made less than [***] days before the delivery date;
5.3.3.2

if Customer refuses to bear all reasonable and reasonably evidenced costs caused by the Hold Request, such as Company’s service costs and fees invoiced by third parties involved in the engineering Services;

5.3.3.3	if Customer does not explain the Hold Request; or
5.3.3.4	if the implementation of such Hold Request would:
(i)	Result in material breach of Company’s third-party obligations;
(ii)	Cause substantial and demonstrable economic hardship to Company; or
(iii)	Materially impact Company’s manufacturing and engineering services schedules for other customers.
5.3.4	In the event of rejection of a Hold Request based on Section 5.3.3.4, Company shall:
(i)	Provide detailed written justification for such rejection;
(ii)	Propose alternative arrangements to accommodate Customer’s requirements, i.e., reassign the resources to another project with no additional cost, when possible; and
(iii)	Engage in good faith discussions to find a mutually acceptable solution. If no mutually acceptable solution is found, the concerned Hold Request will be rejected.
5.3.5

Company is not obliged to hold the Validated Purchase Order for more than [***] days as from the date of Customer’s Hold Request and Company will continue the provision of the Services in accordance with the Validated Purchase Order. Hold Request shall have no impact on the applicable MOQ. If Hold Request is accepted, Customer shall bear all related out-pocket costs.

5.4	Hold Request for production Services (SCM and associated sustaining services)
5.4.1

Customer may issue Hold Requests with respect to production Services at any time, without restriction. For clarity, a Hold Request for SCM and sustaining Services does not affect the validity of any Validated Purchased Order subject to a MOQ.

5.4.2	Given the nature of the production Services, any costs related to the Purchase Materials shall be borne by Customer.
5.4.3

Company is not obliged to hold the Validated Purchase Order for more than [***] days as from the date of Customer’s Hold Request. After this [***]-day suspension period, Company will continue the provision of the Services in accordance with the Validated Purchase Order. Hold Request shall have no impact on the applicable MOQ.

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6.	Production Tooling and Test Equipment
6.1

Custom Production Tooling and Custom Test Equipment require Purchase Orders from Customer, based on Quotes issued by Company. Company will provide an Acknowledgement of such Purchase Orders within [***].

6.2

All Custom Production Tooling and Custom Test Equipment shall remain the exclusive property of Customer and are to be returned by Company to Customer immediately upon termination of this Agreement or the discontinuation of the Product for which they are required.

6.3	Custom Production Tooling and Custom Test Equipment shall not be used by Company to perform any services for third parties without the prior express written consent of Customer.
6.4

Company shall, at its cost, keep Custom Production Tooling, Custom Test Equipment and Consigned Material, during its lifetime in good serviceable condition allowing for normal wear and tear and return it to Customer in such condition; except that in the event that major repair, refurbishment or replacement is required, Company shall promptly notify Customer in writing; provide a detailed assessment of the required work; provide a quotation to Customer; and obtain the Customer’s written approval prior to starting such work. If Customer fails to provide approval in a timely manner for such major repair, refurbishment, or replacement, as the case may be, Company shall not be responsible or liable for any interruption of supply that may occur. Company shall promptly complete any approved major repairs. The Company shall only be liable for any prolonged interruption of supply, if (i) Customer has done its best efforts to maintain a sufficient stock or inventory to prevent interruptions of supply (according to MOQ and standard repair times) and such stock or inventory has been exhausted despite the Customer’s reasonable efforts to manage its stock or inventory efficiently and mitigate the impact of supply disruptions, and (ii) if the need for repair, refurbishment, or replacement directly arises due to the Company’s proven fault, negligence, or failure to properly maintain the equipment which are located at its own premises. After the warranty period of the Custom Production Tooling and Custom Test Equipment which are located at the premises of the Company, the cost of any special maintenance as may be required to maintain acceptable Product quality and yield will be charged by Company to Customer, provided such maintenance is not necessitated by the Company’s proven default, negligence, or improper maintenance. Company is not authorized to upgrade any software and associated licenses used in Custom Production Tooling and Custom Test Equipment without obtaining the Customer’s prior written approval, which must be sought without delay and requested as soon as reasonably practicable. If Customer fails to provide approval in a timely manner for such upgrade, Company shall not be responsible or liable for any interruption of supply that may occur. Upon receipt of Customer’s approval, Company shall:

(i)	Commence implementation in a timely manner;
(ii)	Use best efforts to promptly complete implementation;
(iii)	Conduct appropriate testing to verify successful implementation; and
(iv)	Submit written confirmation of completion.
6.5

For clarity purposes, Company retains all ownership and intellectual property right and interest in and to the Generic Production Tooling and Generic Test Equipment. Company uses its best efforts (obligation of means; obligation de moyen renforcée) to maintain the Generic Production Tooling and Generic Test Equipment at its cost and in good working condition to

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the extent reasonably necessary to support the performance of the Services in accordance with this Agreement.

7.	Invoicing, Payment
7.1	Invoicing. Custom Production Tooling: invoicing at [***]; Production (SCM & sustaining): invoicing as per Sections 7.4 and 7.5, payment at [***] days net date of invoice.
7.2

Customer shall be responsible for any taxes duly mentioned in Company invoices which are applicable to Customer. All payments shall be made in the Quote’s currency or designated in the PrD (with the standard currency being US dollars) in accordance with the applicable payment terms, by wire transfer to the Company’s designated bank account. For clarity, any applicable withholding taxes in relation to the provision of Services hereunder shall be borne by Company.

7.3

All outstanding amounts past due shall be subject to a monthly interest rate at a rate of three (3) times the French statutory interest rate then in effect until payment in full (including any interest due) is received as required under this Agreement, to accrue on the unpaid and undisputed balance on a monthly basis. In addition, a lump sum of 40 Euros for recovery costs will be automatically due by Customer. Should the recovery costs be higher, Company will claim for the payment of additional costs and will provide the proof of this supplementary expense.

7.4

Company will invoice production Services (SCM) on a monthly basis based [***], as the case may be. Within [***] days from the end of each contract year, the Company will reconcile the annual Purchase Order for the applicable MOQ with the total amounts invoiced by Company for SCM during said contract year. In case the total amount of monthly invoices is less than the annual MOQ amount, Company will issue an additional invoice to cover the difference. Quantities of Products paid under such additional yearly invoice will be carried forward for shipment during the remainder of the Term.

7.5

Company will invoice NPI sustaining Services on a monthly basis. Within [***] days from the end of each contract year, the Company will reconcile the applicable MOQ with the total amounts invoiced by Company for NPI sustaining activities during said contract year. In case the total amount of monthly invoices is less than the annual MOQ amount, Company will issue an additional invoice to cover the difference.

7.6	NPI Services will be invoiced in accordance with the concerned Quote and Validated Purchase Order. Payment will be made at [***] days, date of invoice.
8.	Warranties
8.1

The Company hereby warrants to Customer that the Services will be performed in accordance with the industry standards and will comply with the Specifications, for a period of [***] days from the completion of the Services. In the event of breach of this warranty, the Company will [***].

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8.2

Notwithstanding the above, in the event that the Company makes an error during the execution of the Services, including but not limited to errors in the production launch or improper destruction of defective parts, which leads to the destruction or damage of Products, the Company shall be financially responsible for compensating the Customer for [***], in accordance with Section 13 below. Furthermore, the Company shall take all reasonable steps to prevent any interruption to the Customer’s production processes and to minimize any impact caused by such errors.

8.3

The above warranty shall not apply to, and Company shall have no liability or obligation whatsoever with respect to, any defects or other failures in the Products or for breach of warranty attributable to (i) accident, abuse, misuse, neglect, or mishandling by Customer or third-parties or agents acting on Customer’s behalf, (ii) unauthorized alteration or modification made by persons or entities other than the Company or acting on Company’s behalf, (iii) improper testing by persons or entities other than the Company or acting on Company’s behalf, improper repair, use of contrary industry practices or instructions (including specifications or technical manuals) by persons or entities other than the Company or acting on Company’s behalf, (iv) damage solely caused by equipment or other items not supplied or expressly approved by Company, or (v) any use or implementation of the Product in applications for which it is not intended or designed, including any Prohibited Use, or (vi) any products or items that are not Products. None of the warranties in this Section 8 shall be transferable or assignable to any third party.

8.4

Except as set forth herein, Company makes no other representations and warranties whatsoever, and Customer agrees that it is not relying upon any representations or warranties other than those expressly set forth herein.

8.5

The warranties set forth above are the sole and exclusive warranties made by the Company hereunder, and Company disclaims any and all other warranties, whether express or implied, including but not limited to, hidden defects warranty, any warranties of fitness for a particular purpose and non-infringement or that arise out of course of dealing or performance or custom, usage, industry standard or trade.

9.	Left blank
10.	Intellectual Property Rights and Ownership
10.1	Material ownership of the Custom Production Tooling, Customer Test Equipment and Products

Without prejudice to Sections 10.2 and 11 below, the Parties hereby acknowledge and agree that, subject to payment of the applicable Price to Company hereunder, the Customer holds exclusive and unrestricted material ownership of the Custom Production Tooling and Customer Test Equipment which are developed by Company under this Agreement, as identified in Appendix B.

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The Customer holds exclusive and unrestricted material ownership of the Consigned Material and of the Products.

10.2	Background and Foreground Technology - Intellectual Property Rights
10.2.1.

As between the Parties, each Party shall own and retain all rights to any and all rights, interest and title (including Intellectual Property Rights) in and to its technology, assets or property, whether tangible or intangible, that such Party owned, possessed or for which it had rights prior to the commencement of the Agreement (“Background Technology”).

(i)	Customer’s Background Technology includes:

[***]

(collectively “Customer Background Technology”).

(ii)	Company’s Background Technology includes:

[***]

(collectively “Company Background Technology”).

For clarity, Company Background Technology excludes any Customer-specific adaptations or implementations, improvements related to or derived from Customer’s Products made by Company or on Company’s behalf pursuant to the Service Level Agreement and this Agreement.

10.2.2.	As between Company and Customer:

[***]

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(iv) Customer and Company do not plan any joint development or joint ownership of any technology or Intellectual Property Rights under this Agreement. Any joint development activities engaged by the Parties shall be agreed between the Parties in a separate written agreement and ownership of any resulting technology and Intellectual Property Rights shall be as set forth therein.

Unless expressly agreed in writing by the Company, the Company assumes no responsibility or obligation to procure any third party Intellectual Property Rights or any other third-party rights for the Products, and Customer shall be solely responsible for procuring such Intellectual Property Rights and any other third-party rights, including bearing the costs, fees and royalties thereto.

For the purposes of this Agreement, the term “Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) U.S., international, EU or foreign patents and utility models and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof, (ii) all inventions,

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developments and discoveries (whether patentable or not), improvements, trade secrets, proprietary or confidential information, know-how, technology, software (whether in source code or object code), technical data, and all documentation embodying or evidencing any of the foregoing, (iii) copyrights, copyright registrations and applications therefor and any moral rights, (iv) mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, (v) industrial designs and any registrations and applications therefor, (vi) databases, data and data collections, (vii) any rights in trademarks, service marks, trade names, trade dress, domain names, logos and similar rights, and the goodwill associated therewith, whether registered or unregistered, and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, such as droit d’auteur.

The terms and conditions of the existing mutual nondisclosure agreement between the Parties (the “NDA”) are incorporated herein by this reference and shall govern disclosures of confidential and proprietary information made in connection with this Agreement (“Confidential Information”).

11.	License Grant
11.1

Subject to the terms and conditions of this Agreement, Customer hereby grants to the Company a [***], specifically designated for Company’s use, delivered to Company solely for Company to perform the Services, pursuant to this Agreement. This license is granted for the Term of this Agreement. This license does not include the rights to reverse engineer Customer Background Technology. Company shall be bound to its confidentiality obligations in relation to any Customer’s Confidential Information. The rights and license granted under this Section 11.1 may not be transferred and/or sublicensed to any Company’s Partners or other third parties unless such transfer or sublicense has been approved by Customer in advance and in writing. The term “Company’s Partners” means those persons and entities that the Company may use to provide the Services.

11.2	Subject to the terms and conditions of this Agreement, Company hereby grants to Customer the following license rights, solely for Customer [***]:
11.2.1

A covenant not to sue under the terms set out below. [***]. The Company hereby covenants and agrees, and shall cause its Affiliates and its or their assignees and successors-in-title to agree, not to assert, oppose or enforce any rights (the “Claim”) in or to the Products against the Customer, its Affiliates, or any third party acquiring or otherwise using such Products, where such Claim is based on the use by Company of Company Background Technology or Company Foreground Technology in the provision of above-mentioned Services. This Section 11.2.1 shall survive termination or expiration of the Agreement with respect to such Products.

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11.2.2	[***]. The license granted to Customer under this Section 11.2.2 [***], is valid for the entire duration of protection by French intellectual property code [***].
11.2.3

[***]. [***]. If the Company is unable to approve or grant a modification license for any reason whatsoever, or if the Customer so prefers, the Company may provide assistance services to implement the necessary modifications or corrections to the Company Background Technology and Company Foreground Technology as incorporated in or used by the Deliverables, subject to an amendment that sets forth the technical and financial terms of such services on the basis of standard rates for professional services.

11.2.4	[***].
11.2.5

Any sublicense by Customer to a third party of the modification license set out in Section 11.2.3 shall be subject to a separate license which will be negotiated in good faith by the Parties and/or directly between Company and such third party.

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11.3	[***].
11.4

Prior to placing a Purchase Order for NPI Services or other development services hereunder (including and without limitation, in relation to NPI Sustaining Services and SCM Services), the Parties will expressly agree as to whether Company may use any Company Background Technology or Company Foreground Technology in the development of the corresponding Deliverable. Failing any agreement by the Parties with respect to the foregoing, Company will not use any Company Background Technology or Company Foreground Technology in the development of any Deliverable pursuant to this Agreement.

11.5

Customer shall be bound to its confidentiality obligations in relation to any Company’s Confidential Information and Intellectual Property Rights contained into Company Background Technology and Company Foreground Technology. For clarity, the license rights granted pursuant this Section 11.2 will survive the expiration or termination of this Agreement for any reason, including in relation to a Reversibility Event (as defined in Section 17.4 hereof) for their respective duration.

11.6

Each Party’s rights under the licenses granted in Sections 11.1 and 11.2 above shall be limited to those expressly granted under Section 11 of this Agreement. Each Party reserves all rights not expressly granted to the other Party. Except as expressly set forth in this Agreement, no license or other right of any kind whatsoever is granted with respect to Intellectual Property Rights of either Party, in part or in whole.

12.	Indemnification
12.1

Each Party shall defend, indemnify and hold harmless the other Party, from and against any and all claims, demands, causes of action, liabilities, damages, losses, costs and expenses (including reasonable attorneys’ fees and related costs and expenses such as expert witness or investigation fees) arising from:

12.1.1	[***]

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Rights of any third party, or incorporate any misappropriated trade secrets of any third party, (ii) any third party claim resulting from any sale, offer for sale or distribution of the Products to third parties, including Customers and end users of the Products, provided, however, that Customer shall not be responsible to the extent that any claim is based on the Services provided by or for Company pursuant to this Agreement, including, without limitation, infringements or misappropriations of third party Intellectual Property Rights by Company Background Technology or Company Foreground Technology, or a breach of Company’s warranties under Section 8, or other Company’s obligations under this Agreement ; (iii) any Prohibited Use; (iv) any third party claim resulting from any breach of this Agreement or violation of applicable laws or regulations by the Customer, including without limitation, misconduct, gross negligence or other wrongful actions or omissions of the Customer; or

12.1.2	[***]
12.2

In the event of any such claim, the indemnified party shall: (i) promptly notify in writing the indemnifying party of the claim (“Claim Notice”); (ii) provide the indemnifying party with all reasonable information and assistance, at the indemnifying party’s expense, to defend such a claim. The indemnifying party shall not settle any claim without the prior written consent of the indemnified party, which shall not be unreasonably withheld. The indemnified party reserves the right to retain counsel, at its expense, to participate in, but not control, the defense and settlement of any such claim.

12.3

In the event that an injunction against a Party is issued as a result of the claims set forth above, or in the indemnifying party’s reasonable opinion are likely to be enjoined due to the type of infringement or misappropriation specified above, the indemnifying party may, at its expense and option, (i) procure for the indemnified party the rights or license to continue to exercise the affected rights under this Agreement, or (ii) modify the allegedly infringing item to avoid the infringement or misappropriation without materially impairing the performance or specifications for the item.

12.4

The indemnifying party shall have no liability or obligation for any infringement or misappropriation claim to the extent it results from: (i) modifications other than by the indemnifying party or a party authorized by the indemnifying party, if such a claim would have been avoided but for such modification; (ii) a combination with processes or materials not provided by indemnifying party, if such a claim would have been avoided but for such combination; (iii) the indemnified party’s failure to use modifications provided by indemnifying party to avoid infringement or misappropriation, or (iv) failure or delay in delivering the Claim Notice or any other failure to comply with the indemnification procedures described above.

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12.5	This Section 12 represents each Party’s sole and exclusive obligation and remedy for any claim by a third party of infringement of Intellectual Property Rights or misappropriation of trade secrets.
13.	Limitation of Liability

Except for a breach of confidentiality obligations under the NDA, (a) the Parties’ total contractual liability, from all causes of action and all theories of liability, even if the applicable party has been advised of the possibility of such damages, [***]; and (b) neither Party shall be liable to the other Party or to any third party for any indirect damages (including loss of use, data, business or profits). [***].

14.	Insurance

Company shall maintain in effect, while performing any obligations under this Agreement adequate valid insurance for the Products, Consigned Material, Custom Production Tooling and Test Equipment, and generally, for Services. Company will communicate to Customer a copy of their insurance policy in effect during the Term. In the event of any loss of, or damage to, any Consigned Material and/or Custom Production Tooling and Test Equipment that may be delivered to the Company, the Company’s liability shall be limited to the sum actually recovered (or which ought to be recovered) from Company’s liability insurance. Unless the Parties agree otherwise in writing, the Products are not designed or intended for use in any application considered to be a Prohibited Use application. Company will not be liable to Customer’s Suppliers or third party or any end customer for any losses, damages, liabilities, costs or expenses incurred or arising or resulting from any Prohibited Use of Product.

15.	Non-Solicitation

Each Party agrees that, during the Term of this Agreement and for a period [***] after any termination or expiration of this Agreement, it shall not, for itself or for any third party, not to, directly or indirectly, employ or solicit for employment any employee of the other Party or any of its Affiliates; provided, however, general advertising and hiring as a result of any individual responding to such general advertising shall not be deemed to breach this Section 15.

16.	Publicity

The Company may identify Customer and use Customer’s name and logo on the Company’s website and marketing materials upon Customer’s prior approval, which approval shall not be unreasonably withheld or delayed.

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17.	Term and Termination
17.1

Unless terminated earlier as provided herein, this Agreement shall continue in full force and effect for a period of [***] from the Effective Date (the “Initial Term”). At the end of the Initial Term and any renewal term thereafter (together with the Initial Term, the “Term”), this Agreement shall automatically renew for [***] unless either Party provides the other Party with written notice of non-renewal at least [***] prior to the date of any such automatic renewal on an annual basis.

17.2

Either Party may terminate this Agreement if the other Party commits a material breach of any of its contractual obligations under this Agreement and fails to cure such breach within [***] after receipt of written notice thereof. If the breaching Party fails to remedy the material breach within [***] as from the receipt of the written notice, the non-breaching Party shall refer to the representative of the breaching Party by sending a letter with acknowledgement of receipt. The respective representatives of the Parties will meet within the [***]. If the representatives of the Parties have not resolved the dispute by finding an appropriate resolution of the breach within the [***], the non-breaching Party may forthwith terminate this Agreement as of right with immediate effect by sending a written notice to the other Party by registered letter with acknowledgement of receipt requested.

17.3

Upon expiration or termination of this Agreement for any reason, the rights and obligations of the Parties under this Agreement shall terminate, with the exception of any payment obligation incurred prior to or as a consequence of such expiration or termination. Further, Sections 8, 10, 11, 11.6, 12, 13, 14, 17.3, 21.1 and 21.2 and applicable terms of the NDA hereof shall survive any expiration or termination of this Agreement.

[***].

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18.	Force Majeure

In the event of a force majeure circumstance within the meaning of Article 1218 of the French Civil Code, which includes Act of God, strike, fire, flood, governmental action, failure of supply or suppliers, power or network outage, data breach, earthquake, tsunami or any other reason where failure to perform is beyond the reasonable control of the nonperforming Party, resulting in the total or partial impossibility of performance of the obligations of a Party (“Force Majeure Event”), the Agreement will be suspended for a period equivalent to the period during which said circumstance has affected performance. It is understood that said period may not exceed thirty (30) consecutive days and that the Party that has been unable to perform its obligations may not be held liable to the other Party for the consequences of non-performance.

For the avoidance of doubt, it is specified that the obligation to make payments hereunder cannot be affected by Force Majeure Event.

The Party that is totally or partially unable to perform its obligations must immediately inform the other Party and must, provide proof of the causes that have led to such an impediment.

If Force Majeure Event makes it impossible for either Party to perform its obligations for a period exceeding thirty (30) consecutive days, the Party that is not prevented from performing its obligations by force majeure shall have the option to terminate the Agreement, with it being specified that no Party shall be liable for termination of the Agreement due to Force Majeure Event.

19.	Environmental Clause
19.1	The Parties shall comply with all applicable environmental laws, regulations, and industry standards related to handling, transportation, and disposal of materials, chemicals, and any wastes.

19.2

Each Party shall implement and maintain an environmental management system (EMS) consistent with relevant industry standards such as ISO 14001 or equivalent, to identify, assess, and mitigate environmental risks associated with their respective operations.

19.3

The Parties shall manage waste generated from their operations in accordance with applicable regulations and industry best practices, including proper storage, handling, transportation, and disposal methods to prevent pollution and minimize environmental impact.

19.4

The Parties shall maintain accurate records of environmental performance indicators and regularly monitor and report on key metrics to ensure compliance with regulatory requirements and identify opportunities for continuous improvement.

20.	Export Controls
20.1	The responsibilities and tasks of each Party with respect to compliance with export regulations applicable to the Services is set out in Appendix C to this Agreement.
21.	General Provisions
21.1	Each Party shall comply in all material respects with all laws and regulations applicable to its activities under this Agreement.

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21.2

This Agreement will be governed by the laws of France, without regard to any conflicts of laws principles, and expressly excluding the UN Convention on Contracts for the International Sale of Goods. If the Parties have not resolved a dispute by finding an amicable resolution, the courts of Paris, France, shall have exclusive jurisdiction to settle the dispute and to hear and decide any suit, action or proceedings relating to the dispute. For these purposes, each party irrevocably submits to the exclusive jurisdiction of the Paris Commercial Court, regardless of where the Services are performed or the domicile of the defendant. The Parties expressly agree that this Section also applies in case of multiple defendants or appeals. The prevailing Party in any action or proceeding to enforce this Agreement shall be entitled to recover attorneys’ fees and other costs and expenses incurred therein, in addition to any other relief or remedy.

21.3	[***].

21.4

Any notice required hereunder shall be in writing and be deemed to have been duly given if delivered personally, by electronic mail, by registered letter or any other means expressly agreed in writing between the Parties, to the respective addresses of the Parties.

21.5	This Agreement may not be assigned by either Party without the prior written consent of the other Party; [***].

21.6

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior agreements (including the Service Level Agreement which is no longer effective), understandings, communications, or representations, oral or written, regarding such subject matter.

21.7	This Agreement may not be modified or amended except in a written document signed by an authorized representative of both Parties.

21.8

Failure by either Party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision. If for any reason a court of competent jurisdiction finds any portion of a provision of this Agreement to be invalid or

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unenforceable, such provision will be enforced to the maximum extent permissible to effectuate the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

21.9

No term or conditions of any Purchase Order, Quote Acknowledgement or similar document of either Party shall be deemed to amend or revise the terms and conditions of the Agreement (or have any legal effect with respect to the subject matter of this Agreement), unless otherwise expressly agreed in a written document signed by the Parties.

21.10	For purposes of this Agreement, a signed written document shall mean an original signed copy, faxed copy, or other electronic transmission of the exact visual image of the executed copy.

21.11

The Company is an independent contractor, and neither Party shall have authority to act, to enter into any contract, make any legally binding commitment (including any warranty), incur any liability or make any representation on behalf of the other Party.

21.12

This Agreement may be executed and delivered in counterparts and in facsimile signatures, including PDF or any other pictographic format, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

21.13

The Parties may sign the Agreement electronically by means of a reliable and secure process for identifying the signatories. They acknowledge that the electronically signed Agreement has the same legal and evidential value as a paper copy of the Agreement and is as binding as their handwritten signature. The Parties may have a copy of the Agreement signed electronically via this process, and this copy shall be deemed to be the original within the meaning of the Civil Code.

[Signatures on Next Page]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date first written above.

Company:			Customer:

PRESTO ENGINEERING France SAS			SEALSQ France SAS

By:	/s/ Cedric Mayor	By:	/s/ Bernard Vian

Name: Cedric Mayor			Name: Bernard Vian

Title: Chief Executive Officer			Title: General Manager

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